               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 MILLENNIUM CHEMICALS INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[Logo]                                                  [Logo]

                                        230 Half Mile Road
                                        P.O. Box 7015
                                        Red Bank, New Jersey 07701
                                        Tel: (732) 933-5000  Fax: (732) 933-5200
                                        Laporte Road
                                        Stallingborough, Grimsby
                                        North East Lincolnshire DN40 2PR
                                        England
                                        Tel: 0345 662663

                                                                   April 8, 1998

Dear Fellow Shareholder:

     It is my pleasure to invite you to attend the 1998 Annual Meeting of Shareholders of Millennium Chemicals Inc. This meeting will be held on Friday, May 15, 1998, at the Sheraton Eatontown Hotel and Conference Center in Eatontown, New Jersey, beginning at 10:00 a.m. The notice of Annual Meeting and the Proxy Statement accompanying this letter describe the formal business to be acted upon by the shareholders at the meeting. The meeting will also feature a report on the company's performance and on our vision for the future.

     Regardless of the number of shares you hold, it is important that your shares be represented at the meeting. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE. Alternatively, certain shareholders can vote electronically by telephone or, in certain cases, through the Internet. If you are entitled to vote electronically, your proxy card or voting instruction card will include instructions telling you how to vote electronically. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

     For your convenience, a map showing the location of the Annual Meeting is on the inside back cover of this Proxy Statement. I look forward to seeing you at the Annual Meeting.



                                                  WILLIAM M. LANDUYT

                                                  WILLIAM M. LANDUYT
                                                  Chairman and Chief
                                                  Executive Officer


                   Web Address http://www.millenniumchem.com

                                     [Logo]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1998
                            ------------------------


     Notice is hereby given that the 1998 Annual Meeting of Shareholders (the 'Annual Meeting') of Millennium Chemicals Inc., a Delaware corporation (the 'Company'), will be held at the Sheraton Eatontown Hotel and Conference Center, Route 35 and 6 Industrial Way East, Eatontown, New Jersey, on Friday, May 15, 1998, beginning at 10:00 a.m., local time, for the following purposes:

          1. To elect three directors to serve until the Annual Meeting of Shareholders in 2001 and until their successors are duly elected and qualified;

          2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for 1998; and

          3. To consider any other matters that may properly come before the Annual Meeting.

     Only holders of record of the Company's Common Stock, par value $.01 per share, at the close of business on April 2, 1998, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

                                        By Order of the Board of Directors,

                                        GEORGE H. HEMPSTEAD, III
                                        Senior Vice President -- Law and
                                        Administration
                                        and Secretary

April 8, 1998

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE ELECTRONICALLY.

                                     [LOGO]

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Millennium Chemicals Inc., a Delaware corporation (the 'Company'), of proxies for use at the Annual Meeting of Shareholders of the Company (the 'Annual Meeting'), to be held at the Sheraton Eatontown Hotel and Conference Center, Route 35 and 6 Industrial Way East, Eatontown, New Jersey, on Friday, May 15, 1998, at 10:00 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

     This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 10, 1998.

                                     VOTING

     Only shareholders of record at the close of business on April 2, 1998 (the 'Record Date'), are entitled to notice of the Annual Meeting and to vote the shares of common stock, par value $.01 per share, of the Company (the 'Common Stock'), held by them on that date at the Annual Meeting or any postponement or adjournment thereof. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 77,375,844 shares of Common Stock were outstanding.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy is required for the election of directors. The approval of any other proposal to be considered at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy. Both abstentions and broker non-votes will count toward a quorum. Abstentions with respect to a given proposal (other than the election of directors) will be counted as 'against' the proposal. Broker non-votes with respect to a given proposal will not be counted as either 'for' or 'against' it, but will reduce the number of shares needed for a majority decision.

     Registered shareholders (shareholders whose shares are registered in their own name) may vote by telephone by following the instructions included with their proxy/voting instruction cards. Shareholders who hold their shares in 'street name' (i.e., through a broker, bank or other nominee) may vote electronically if their proxy/voting instruction card includes instructions regarding electronic voting. 'Street name' shareholders who have questions regarding electronic voting (either by telephone or though the Internet) should contact their broker, bank or other nominee. Shareholders who vote electronically, either by telephone or through the Internet, should NOT return their proxy/voting instruction cards.

     Participants in the Millennium Chemicals Savings and Investment Plan; the Hanson North America Retirement, Savings & Investment Plan; The Peabody Holding Company, Inc. Savings and Long Term Investment Plan; Suburban Propane Retirement Savings and Investment Plan and The Henkel Corporation Investment Plan (the 'Henkel Plan') may vote shares of Common Stock allocated to them under such plans by instructing the relevant plan trustee either by mail or by telephone as indicated on the Proxy/Authorization Card mailed to such participants. Such instructions must be received prior to 3:00 p.m. (East Coast time) on May 12, 1998. If proper instructions are not received by such time, the relevant plan trustee will vote shares in the same proportion that it votes shares for which it received timely instruction. Notwithstanding the above, if instructions are not timely received from participants in the Henkel Plan, the trustee for the Henkel Plan will not vote such shares.

                           OWNERSHIP OF COMMON STOCK

CERTAIN BENEFICIAL OWNERS

     The following are the only persons known by the Company as of April 2, 1998, to own beneficially more than 5% of the outstanding Common Stock as of the Record Date.

                              NAME AND ADDRESS                                 NUMBER OF      PERCENT
                            OF BENEFICIAL OWNER                                 SHARES        OF CLASS
----------------------------------------------------------------------------   ---------      --------
Barrow, Hanley, Mewhinney & Strauss, Inc. ..................................   8,369,181(1)     10.8
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429
The Capital Group Companies, Inc. ..........................................   7,860,100(2)     10.2
  333 South Hope Street
  Los Angeles, California 90071

------------

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission ('SEC') on February 12, 1998, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole dispositive power over 8,369,181 shares, sole voting power over 1,428,484 shares and shared voting power over 6,940,687 shares.

(2) Based on a Schedule 13G dated February 10, 1998, filed with the SEC, The Capital Group Companies, Inc. ('Capital Group') and its wholly owned subsidiary Capital Resource and Management Company ('Capital Resource') have sole dispositive power over 7,860,100 shares. Capital Group is the parent holding company of a group of investment management companies (including Capital Resource) that provide investment advisory services to clients.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table, which is based upon information provided to the Company, sets forth the beneficial ownership of Common Stock, as of March 20, 1998, by each of the directors, each of the executive officers named in the Summary Compensation Table included under 'Executive Compensation' or who serve on the Company's Operations Committee and all directors and executive officers as a group:

                                                                        NUMBER OF SHARES       % OF
                                                                          BENEFICIALLY        SHARES
                                NAME                                         OWNED          OUTSTANDING
---------------------------------------------------------------------   ----------------    -----------
William M. Landuyt...................................................         556,499(a)          *
Robert E. Lee........................................................         376,957(b)          *
Lord Baker...........................................................           1,424(c)          *
Worley H. Clark, Jr..................................................           1,495(c)          *
Martin D. Ginsburg...................................................           1,353(c)          *
Lord Glenarthur......................................................           1,566(c)          *
David J. P. Meachin..................................................           1,353(c)          *
Martin G. Taylor.....................................................           9,924(c)          *
Peter P. Hanik.......................................................          31,471(d)          *
George H. Hempstead, III.............................................         260,950(e)          *
Richard A. Lamond....................................................          23,545(f)          *
John E. Lushefski....................................................         251,082(g)          *
George W. Robbins....................................................         240,934(h)          *
Ronald H. Yocum......................................................         118,944(i)          *
All directors and executive officers as a group (19 persons,
  including the foregoing, other than Dr. Yocum, who has retired)....       2,058,766           2.7%

------------

*   Represents less than 1%.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (a) Includes 448,053 shares of restricted Common Stock awarded under the Company's Long Term Stock Incentive Plan (the 'Stock Incentive Plan'), of which 336,040 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 7,171 shares of Common Stock held in the Company's 401(k) plan for Mr. Landuyt's account as of January 31, 1998; 80,974 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, of which 20,748 shares are subject to forfeiture in accordance with the provisions of the Company's Annual Performance Incentive Plan (the 'Annual Performance Plan'); 885 shares of Common Stock owned by Mr. Landuyt's spouse, as to which Mr. Landuyt disclaims beneficial ownership; and 2,890 shares of Common Stock held in two trusts for Mr. Landuyt's children, as to which Mr. Landuyt disclaims beneficial ownership.

 (b) Includes 313,637 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 235,228 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 6,729 shares of Common Stock held in the Company's 401(k) plan for Mr. Lee's account as of January 31, 1998; 45,451 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, all of which are vested and 9 shares owned directly by members of Mr. Lee's immediate family, as to which Mr. Lee disclaims beneficial ownership.

 (c) Includes 682 shares issued on October 1, 1997, and 671 shares issued on October 30, 1996, under the Stock Incentive Plan in partial payment of annual Directors' fees.

 (d) Includes 13,441 shares of restricted Common Stock awarded on October 23, 1997 under the Stock Incentive Plan, of which 10,081 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 4,012 shares of Common Stock held in the Company's 401(k) plan for Mr. Hanik's account as of January 31, 1998; and 3,309 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, all of which are vested. The shares of restricted Common Stock awarded to Mr. Hanik in 1996 under the Stock Incentive Plan vested automatically pursuant to their terms on December 1, 1997, as a result of the closing on such date of the Equistar Chemicals, LP ('Equistar') joint venture transaction.

 (e) Includes 224,026 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 168,020 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 9,361 shares of Common Stock held in the Company's 401(k) plan for Mr. Hempstead's account as of January 31, 1998; and 21,513 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, of which 12,934 shares are subject to forfeiture in accordance with the provisions of the Annual Performance Plan and the Hanson Industries 1996 Long Term Incentive Plan.

 (f) Includes 17,922 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 13,442 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 5,611 shares of Common Stock held in the Company's 401(k) plan for Mr. Lamond's account as of January 31, 1998; and 12 shares of Common Stock owned by Mr. Lamond's son, as to which Mr. Lamond disclaims beneficial ownership.

 (g) Includes 224,026 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 168,020 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 12,504 shares of Common Stock held in the Company's 401(k) plan for Mr. Lushefski's account as of January 31, 1998; and 11,153 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, of which 6,423 shares are subject to forfeiture in accordance with the provisions of the Annual Performance Plan.

 (h) Includes 224,026 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 168,020 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 14,041 shares of Common Stock held in the Company's 401(k) plan for Mr. Robbins' account as of January 31, 1998; 1,549 shares of Common Stock held in the Company's

                                              (footnotes continued on next page)

(footnotes continued from previous page)
     Salary and Bonus Deferral Plan, all of which are vested; and 71 shares held in a trust account in a relative's name of which he is the trustee and as to which he disclaims beneficial ownership.

 (i) Includes 7,008 shares of Common Stock held in the Company's 401(k) plan for Dr. Yocum's account as of January 31, 1998, and 11,555 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, all of which are vested. The shares of restricted Common Stock awarded to Dr. Yocum in 1996 under the Stock Incentive Plan vested automatically pursuant to their terms on December 1, 1997, as a result of the closing on such date of the Equistar joint venture transaction.

                              CORPORATE GOVERNANCE

     The Company has been publicly owned since its demerger (i.e., spin-off) from Hanson PLC ('Hanson') on October 1, 1996 (the 'Demerger'). Hanson effected the Demerger by paying to its shareholders a dividend consisting of all of the then-outstanding shares of Common Stock.

     Although incorporated in Delaware, the Company is, and will be, centrally managed and controlled in the United Kingdom ('U.K.') until at least October 1, 2001, the fifth anniversary of the Demerger. During this period, the Company's Board of Directors is, and will be, the medium through which strategic control and policy-making powers are exercised, and Board meetings almost invariably will be held in the U.K. These corporate governance arrangements are consistent with an agreement entered into by the Company and Hanson in connection with the Demerger. This agreement provides that, for such five-year period, the Company will not take, or fail to take, any action that would result in a breach of, or constitute non-compliance with, certain representations and undertakings made by Hanson to the U.K. Inland Revenue in order to obtain clearance as to the tax-free treatment of the Demerger dividend for Hanson and its shareholders (the Company's initial public shareholders) for U.K. tax purposes.

     There are no restrictions on the location of the Company's shareholder meetings, which (as in the case of this Annual Meeting) may be held in the U.S.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Nominations Committee and a Public Affairs Committee. Directors who are also officers or employees of the Company are not permitted to serve on the Audit, Compensation or Nominations Committees. The functions of these standing committees are as follows:

          Audit Committee. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting and internal controls. It recommends to the Company's Board the appointment of a firm of independent accountants to audit the Company's financial statements. The Audit Committee also reviews with representatives of the independent accountants the scope of the audit of the Company's financial statements, results of audits, audit costs and recommendations with respect to internal controls and financial matters. It also reviews non-audit services rendered by the Company's independent accountants and periodically meets with and receives reports from the Company's principal financial and accounting officers. The Committee currently consists of Lord Baker, David
     J. P. Meachin and Martin G. Taylor (Chairman) and met three times in 1997.

          Compensation Committee. The Compensation Committee sets the compensation of all executive officers, establishes policies concerning stock ownership by executive officers and administers the Company's executive compensation plans and programs, including the Stock Incentive Plan and the Annual Performance Plan (including approving performance targets and awards under such plans). It also reviews the competitiveness of the Company's management and director compensation and benefit programs and reviews principal employee relations policies and procedures. All members of the Compensation Committee are intended to be 'Non-Employee Directors' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and 'outside directors' within the meaning of
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). The Committee currently consists of Worley H. Clark, Jr. (Chairman), Lord Glenarthur and David J. P. Meachin and met five times in 1997.

          Executive Committee. The Executive Committee has the authority to act for the full Board between regularly-scheduled Board meetings with respect to such matters as may be lawfully delegated by the Board under Delaware law. The Committee currently consists of Lord Baker, Lord Glenarthur, William M. Landuyt (Chairman) and Martin G. Taylor and met once in 1997.

          Nominations Committee. The Nominations Committee has authority to nominate directors to fill vacancies on the Board and to nominate directors to serve as members, including chairmen, of committees of the Board. The duties of the Nominations Committee include determining the desirable balance of expertise and composition of the Board, seeking out possible candidates to fill positions on the Board, attracting such qualified candidates to the Board, reviewing management's slate of directors to be elected by shareholders at each annual meeting of shareholders and recommending to the Board the inclusion of the slate in the Company's proxy statements. The Nominations Committee will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company at least 60 days prior to the date of the applicable annual meeting and include certain information as required by the Company's by-laws. The Committee currently consists of Lord Baker (Chairman), Martin
     D. Ginsburg and Martin G. Taylor. The Committee met once in 1997.

          Public Affairs Committee. The Public Affairs Committee reviews the Company's policies and practices concerning health, safety and environmental matters and provides strategic direction with respect to such matters. The Committee is responsible for ensuring that effective risk and crisis management procedures are in place and that there are adequate procedures and checks and balances to promote ethical business behavior. The Committee also provides oversight within the Company regarding work force diversity and other such responsibility issues. The Committee currently consists of Worley H. Clark, Jr., Martin D. Ginsburg (Chairman) and Robert E. Lee and met twice during 1997.

DIRECTORS' REMUNERATION AND ATTENDANCE AT MEETINGS

     Directors who are also full-time employees of the Company do not receive additional compensation for their services as directors. Non-employee directors received an annual cash retainer of $30,000 for the period from the Demerger to September 30, 1997; are receiving a cash retainer of $45,000 for the period from October 1, 1997, to September 30, 1998; and will receive a cash retainer of $40,000 per annum commencing October 1, 1998. In addition, pursuant to the Stock Incentive Plan, each non-employee director serving on October 31, 1996, was automatically granted on such date 671 shares of Common Stock (the number determined by dividing $15,000 by the average closing price of the Common Stock during the 20 business days following the Demerger) and each non-employee director serving on October 1, 1997, was automatically granted on such date 682 shares of Common Stock (the number determined by dividing $15,000 by the closing price of the Common Stock on September 30, 1997). On October 1, 1998, and each October 1 thereafter, each non-employee director serving on such date automatically will be granted the number of shares of Common Stock determined by dividing one-half of the annual cash retainer in effect on such date by the closing price of the Common Stock on the business day immediately preceding such date. Non-employee directors are reimbursed for all reasonable expenses incurred in connection with Board and Committee meetings. The Company also pays the premiums on directors' and officers' liability and travel accident insurance policies for directors.

     The Board held five meetings in 1997. All directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served.

                 BUSINESS TO BE ACTED UPON BY THE SHAREHOLDERS
                        ITEM 1 -- ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. The terms of three directors expire at the Annual Meeting. The terms of the other five directors continue after the Annual Meeting. The shareholders are being asked to vote on the election of the three directors whose terms expire at the Annual Meeting, to serve until the Annual Meeting of Shareholders in 2001 and until their successors are duly elected and qualified. Set forth below is biographical information concerning each nominee for re-election as a director at this Annual Meeting, as well as each member of the Board of Directors who is continuing in office.

     All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy card is signed and returned but no specification is made, the shares represented by proxy will be voted for the election of the three directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

     THE NOMINEES HAVE BEEN RECOMMENDED TO THE COMPANY'S BOARD OF DIRECTORS BY THE NOMINATIONS COMMITTEE OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' ELECTION OF THE THREE NOMINEES IDENTIFIED BELOW.

                       NOMINEES FOR ELECTION AS DIRECTORS
                    TERM EXPIRING AT THE 2001 ANNUAL MEETING

     Lord Glenarthur, 53, has served as a Director of the Company since the Demerger. He was an executive of Hanson between October 1989 and the Demerger, including Deputy Chairman of Hanson Pacific Limited between March 1994 and February 1998. Lord Glenarthur served as the U.K. Parliamentary Under-Secretary of State at the Department of Health and Social Security from 1983 to 1985 and at the Home Office from 1985 to 1986, as Minister of State for Scotland from 1986 to 1987, and as U.K. Minister of State for Foreign and Commonwealth Affairs from 1987 to 1989. He was Chairman of St. Mary's Hospital NHS Trust from 1991 to 1998 and remains a Special Trustee of St. Mary's Hospital. He is Chairman of the British Helicopter Advisory Board and the European Helicopter Association and is a Council Member of The Air League. He is also a director of Whirlybird Services Limited in the U.K.

     Mr. Clark, 65, has served as a Director of the Company since the Demerger. He was President and Chief Executive Officer of Nalco Chemical Company from 1982 until his retirement in 1994 and Chairman of Nalco Chemical Company from 1984 until such retirement. Mr. Clark serves on the Board of Directors of Merrill Lynch & Co., Inc.; Bethlehem Steel Corporation; USG Corporation; NICOR, Inc.; Ultramar Diamond Shamrock Corporation and Fort James Corporation. He is a Trustee of The Rush Presbyterian-St. Luke's Medical Center and the Field Museum of Natural History.

     Mr. Lee, 41, has served as President and Chief Executive Officer of Millennium Inorganic Chemicals Inc., a subsidiary of the Company, since June 1997. He served as President and Chief Operating Officer of the Company from the Demerger until June 1997. He has served as a Director of the Company since the Demerger. Mr. Lee was Director, Senior Vice President and Chief Operating Officer of Hanson Industries (which managed the U.S. operations of Hanson before the Demerger) from June 1995 until the Demerger, an Associate Director of Hanson from 1992 until the Demerger, Vice President and Chief Financial Officer of Hanson Industries from 1992 to June 1995, Vice President and Treasurer of Hanson Industries from 1990 to 1992, and Treasurer of Hanson Industries from 1987 to 1990. He joined Hanson Industries in 1982.

                         DIRECTORS CONTINUING IN OFFICE
                  TERM CONTINUES UNTIL THE 1999 ANNUAL MEETING

     Mr. Landuyt, 42, has served as Chairman of the Board and Chief Executive Officer of the Company since the Demerger. He has served as President of the Company since June 1997. Mr. Landuyt was Director, President and Chief Executive Officer of Hanson Industries from June 1995 until the Demerger, Director of Hanson from 1992 until September 29, 1996, Finance Director of Hanson from 1992 to May 1995, and Vice President and Chief Financial Officer of Hanson Industries from 1988 to 1992. He joined Hanson Industries in 1983.

     Mr. Taylor, 63, has served as a Director of the Company since the Demerger. He was an executive of Hanson from 1969 until his retirement in 1995, a Director of Hanson between 1976 and 1995 and Vice Chairman of Hanson between 1988 and 1995. Mr. Taylor served as an executive of Dow Chemical Company (U.K.) from 1963 to 1969, as a director of UGI Plc from 1979 to 1982 and as a Director of The Securities Association LTD from 1987 to 1990. He is a Director of National Westminster Bank Plc and Vickers Plc, and Deputy Chairman of Charter plc.

                  TERM CONTINUES UNTIL THE 2000 ANNUAL MEETING

     Lord Baker, 63, has served as a Director of the Company since the Demerger. Lord Baker has been a Member of Parliament in the U.K. and serves as a member of the Nominations and Communications Committees of Hanson's Board of Directors. He served as U.K. Secretary of State for the Environment from 1985 to 1986, as U.K. Secretary of State for Education and Science from 1986 to 1989, as Chairman of the U.K. Conservative Party from 1989 to 1990 and as U.K. Secretary of State for the Home Office from 1990 to 1992. He is a Director of Hanson and Waretek Corporation and an adviser to Cable & Wireless Communications plc, ICL plc and The Blackstone Group.

     Professor Ginsburg, 65, has served as a Director of the Company since October 8, 1996. He has been Professor of Law at Georgetown University Law Center since 1980. Professor Ginsburg is of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), which has provided legal services to the Company from time to time.

     Mr. Meachin, 57, has served as a Director of the Company since the Demerger. Mr. Meachin has been Chairman, Chief Executive and founder of Cross Border Enterprises, L.L.C., a private international merchant banking firm, since its formation in 1991. He was a Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1981 to 1991. Mr. Meachin is a Director of The Spartek Emerging Opportunities of India Fund, Vice Chairman of the University of Cape Town Fund in New York and a Director and past Chairman of the British American Educational Foundation.

        ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP as independent accountants to examine and audit the Company's financial statements for 1998. Price Waterhouse LLP were the Company's independent accountants for 1997. If the shareholders do not ratify such appointment, it will be reconsidered by the Board. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE 'FOR' RATIFICATION OF SUCH APPOINTMENT.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised entirely of independent, non-employee directors. This report sets forth the Compensation Committee's policies governing compensation of the Company's executive officers, including those named in the Summary Compensation Table, and the specific relationship of corporate performance to that compensation. In addition, this report discusses the Compensation Committee's role in establishing the Chief Executive Officer's compensation for the past year.

COMPENSATION PHILOSOPHY

     The Compensation Committee is responsible for establishing and administering compensation policies, plans and programs for the officers and employees of the Company and its subsidiaries. In fulfilling this responsibility, the Compensation Committee's policy is to provide strong, direct links among shareholder value, Company and individual performance, and executive compensation, as well as to structure sound compensation programs that attract and retain highly-qualified people. This is done in the context of a compensation program that includes:

          Base Salary. Base salary is intended to provide a stable annual cash compensation at a level consistent with each employee's position and contribution and which is competitive in the market with comparable companies.

          Annual Incentive Bonus. The Company's Annual Performance Incentive Plan (the 'Annual Performance Plan') provides executives and other key employees with the opportunity to receive cash bonuses each year based on the performance of the Company and its subsidiaries as measured by performance targets established at the beginning of each year by the Compensation Committee within the framework of the criteria set forth in the Annual Performance Plan. 'Value creation' performance targets based on a cash-flow/return-on-investment formula were established by the Compensation Committee to measure performance in 1997. The Annual Performance Plan's economic value creation performance targets for 1998 are based on Economic Value Added, or EVA'r'*, performance measures approved by the Compensation Committee and developed by the Company's management in conjunction with Stern Stewart & Co. These EVA targets are based on the excess of net operating profit after cash taxes over the estimated total cost of capital employed.

          Long Term Incentive Compensation. The Company's Long Term Stock Incentive Plan (the 'Stock Incentive Plan') provides equity-based compensation to link each executive's compensation to the long-term success of the Company and its subsidiaries, as measured by performance criteria set forth in the plan. All outstanding awards are based on specific value creation performance targets based either on a cash-flow/return-on-investment formula or on EVA, as well as the Company's Common Stock performance relative to the Standard & Poor's Chemical Composite Index ('S&P Chemical Index').

          Stock Ownership Guidelines. In order to align the interests of the Company's management and shareholders, the Compensation Committee has established guidelines for significant personal investment by management in Common Stock, thus encouraging management to take actions that maximize shareholder value.

     The Compensation Committee seeks to ensure that the Chief Executive Officer and other executive officers are compensated in a manner that is consistent with the Company's compensation philosophy, that is competitive with comparable companies when target levels of performance are achieved, and that is equitable within the Company.

     It is the Company's policy to position the base salary of the Company's executives at or near the median levels of compensation for similar positions in comparable companies. It is the Company's policy to position total compensation (base salary plus incentive compensation) of the Company's executives at or near the seventy-fifth percentile of compensation for similar positions in comparable companies and, accordingly, incentive compensation will vary significantly depending on results achieved against performance targets. The targeted levels of compensation for the Company's executives are based in part on surveys of comparable companies conducted by independent consultants. The companies selected for comparison by the independent consultants include, among others, commodity, intermediate and specialty chemical companies that compete with the Company for executive talent. Although many of the companies selected for comparison are included in the S&P

------------
*EVA'r' is a registered trademark of Stern Stewart & Co.

Chemical Index, the Company competes for executive talent with a broader group of companies than those in such index. The Compensation Committee reviews the Company's compensation programs annually to ensure that the Company's compensation programs continue to be competitive at the desired levels within the market.

BASE COMPENSATION

     In December 1996, Messrs. Landuyt and Lee declined to be considered for any increase in base salary for calendar year 1997. Other executive officers were awarded base salary increases in 1997 following a review of individual performance.

ANNUAL BONUS PLAN

     Under the Company's Annual Performance Plan, the Compensation Committee determines the executive officers and other key employees who are eligible to receive bonuses under the plan, establishes the performance targets for such bonuses and confirms actual performance against such targets.

     On January 20, 1997, the Compensation Committee established the Annual Performance Plan value creation performance targets for calendar year 1997 for the Company or, in the case of employees of subsidiaries of the Company, the value creation performance targets for the Company and/or the relevant Company subsidiary (the 'value creation targets') based on a cash-flow/return-on-investment formula. The Compensation Committee also selected the 1997 participants in the Annual Performance Plan and established the target bonus award (expressed as a percentage of each participant's base salary (the 'reference award')) that could be earned by each participant upon attainment of the value creation target. The actual bonus award earned by each participant for 1997 depended upon actual performance in 1997 compared to the value creation target, and thus a participant could have earned a fraction of, or a multiple of, his or her reference award. The Compensation Committee established the following 1997 reference awards for the individuals named in the Summary Compensation Table: Messrs. Landuyt and Lee -- 100% of base salary; and Messrs. Hempstead, Lushefski and Yocum -- 75% of base salary.

     Millennium is committed to maximizing shareholder value. During 1997, the Common Stock increased in value, including reinvested dividends, by 36.1%, compared to 21.6% for the S&P Chemical Index and 33.3% for the Standard & Poor's 500 Composite Stock Price Index (the 'S&P 500 Index'). Pro forma earnings from operations before interest, taxes, depreciation and amortization ('EBITDA'), including the Company's 43% share of Equistar's results and excluding one-time items, rose substantially to $683 million from $559 million in 1996 (22%). Operating income increased $166 million to $449 million in 1997, a 59% increase from 1996. Net debt decreased $773 million (37%) from 1996 year-end levels. As a result of these strong results, the Company generated economic value in 1997 under the cash-flow/return-on-investment formula substantially in excess of the Company's targets. On January 22, 1998, the Compensation Committee compared the Company's actual performance in 1997 against the value creation targets established at the beginning of 1997 and determined that Messrs. Landuyt, Lee, Hempstead and Lushefski had earned bonuses for 1997 equal to 272% of their reference awards ($2,121,600, $1,332,800, $744,600 and $656,800, respectively)
and Dr. Yocum had earned a bonus equal to 301% of his reference award
($980,382).

     When the Compensation Committee established the calendar year 1997 targets on January 20, 1997, it required that any 1997 bonus award in excess of two times a participant's reference award be deferred (the '1997 Deferred Amount') and paid out in cash in three equal annual installments in February 1999, 2000 and 2001, subject to forfeiture if the participant is not employed by the Company or one of its subsidiaries on the payment date, unless the participant's employment is terminated due to death or disability, termination by the Company without cause or termination by the participant with good reason. Subject to certain limits set forth in the Annual Performance Plan, each 1997 Deferred Amount will increase (between the date which the Deferred Amount is credited to a participant under the plan and the actual payment date) by a measuring factor equal to the prime rate set by Chase Manhattan Bank N.A. on the first business day of each fiscal year during the deferral period minus two hundred basis points, compounded annually. Alternatively, each participant is entitled to defer the 1997 Deferred Amount for a minimum of three years into Common Stock purchased under the Company's Salary and Bonus Deferral Plan, subject to forfeiture as discussed above. Messrs. Landuyt, Hempstead and Lushefski elected to defer all of their 1997 Deferred Amount into Common Stock under the Salary and Bonus Deferral Plan; and Messrs. Landuyt, Lee, Hempstead and Lushefski elected to defer into Common Stock under the Salary and Bonus Deferral Plan 100%, 100%, 40% and 25%, respectively, of the bonus amount not in excess of two times the reference award. The Annual Performance Plan provides that the entire award must be paid out upon a change in control (as defined) of a participant's employing subsidiary and, accordingly, all of Dr. Yocum's 1997 bonus award became payable upon the closing of the Equistar joint venture. Dr. Yocum elected to defer 25% of his 1997 bonus into Common Stock under the Salary and Bonus Deferral Plan.

HANSON INDUSTRIES 1996 LONG TERM INCENTIVE PLAN

     Following the Demerger, the Company continued in effect the Hanson Industries 1996 Long Term Incentive Plan (the 'Hanson LTIP'), an unfunded deferred compensation plan adopted by Hanson Industries in October 1995. The targets established by Hanson in October 1995 for the Hanson LTIP were based on the performance of the companies managed by Hanson Industries at that time. As a result of the sale of Suburban Propane by Hanson in March 1996, the Demerger, the Equistar joint venture and the sale of several other companies, these targets were no longer applicable as performance targets for the continuing businesses of the Company. The Company was advised by counsel that the Company may not be entitled to deduct all or a portion of the awards paid to its five top executives if the Company amended the targets. As a result, the Compensation Committee determined on October 23, 1997, to terminate the Hanson LTIP, to credit awards at specified percentages ranging from 20% to 100% of the target awards established in October 1995, and to pay such credited awards in three equal annual installments on December 15, 1998, 1999 and 2000, plus interest thereon, subject to forfeiture provisions similar to those applicable to the Annual Bonus Plan's 1997 Deferred Amount, as described above. Participants are entitled to defer such credited awards for a minimum of three years into Common Stock under the Company's Salary and Bonus Deferral Plan, subject to such forfeiture provisions. Messrs. Lee, Hempstead and Lushefski and Dr. Yocum were credited with awards equal to $294,000, $153,000, $139,500 and $184,500, respectively. Mr. Hempstead elected to defer all of his award into Common Stock under the Salary and Bonus Deferral Plan. Because the Hanson LTIP provides that awards vest upon a change in control (as defined) of a participant's employing subsidiary, Dr. Yocum's award vested upon the closing of the Equistar joint venture. Because Mr. Landuyt was a Director of Hanson during Hanson's 1996 fiscal year, he was not a participant in the Hanson LTIP.

LONG TERM STOCK INCENTIVE PLAN

     On October 8, 1996, the Compensation Committee awarded to the Chief Executive Officer and 31 other executive officers and key employees, without consideration (other than par value, as required by applicable law), an aggregate of 2,184,256 shares of performance-based restricted stock ('performance-based stock awards') and 728,066 shares of time-vested restricted stock. The value of the awards to the Chief Executive Officer and the other 'named executive officers' are included in the Summary Compensation Table. Subsequent to October 8, 1996, the Compensation Committee has awarded an aggregate of 154,475 performance-based stock awards and 51,492 shares of time-vested restricted stock to 11 executive officers (not including any executive named in the Compensation Table) and key employees who have been hired or promoted since October 8, 1996. An aggregate of 470,456 performance-based stock awards and 156,811 shares of time-vested restricted stock held by employees of Millennium Petrochemicals (including 168,020 and 56,006 shares, respectively, held by Dr. Yocum) vested automatically as a result of the Equistar joint venture, which constituted a change in control (as defined) under the Stock Incentive Plan for employees of Millennium Petrochemicals (but not for employees of the Company or any subsidiary of the Company other than Millennium Petrochemicals).

     The performance-based stock awards may be earned in three equal 25% installments (i.e., 75% of the total initial award), based upon the level of achievement of value creation performance goals and the Company's Common Stock performance relative to the S&P Chemical Index, as established by the Compensation Committee at the time of the grant, for the three-, four- and five-year performance periods, respectively, commencing on January 1, 1997. The awards of time-vested restricted stock vest in three equal installments (i.e., 25% of the total initial award) on October 8, 1999, 2000 and 2001. Value creation will be determined either pursuant to a cash-flow/return-on-investment formula or on EVA. Performance relative to the S&P Chemical Index compares the performance of the Company's Common Stock to the common stock performance of the companies in the S&P Chemical Index over the relevant performance period, including reinvestment of dividends. In the event the ultimate earned award for any performance period, as measured by the value creation formula and Common Stock performance targets, exceeds 100% of the targeted value represented by the performance-based stock awards earned for such period, the Company will make a cash award, outside the Stock Incentive Plan, equal to the excess value earned, which will be paid at the same time and in the same percentages as such stock vests.

     The performance-based stock awards provide that, at the end of the relevant performance period, 50% of the earned portion of the stock award will fully vest and be released from additional vesting restrictions and the remainder will vest in five equal annual installments commencing on the first anniversary of the end of the relevant performance period, subject to forfeiture under certain circumstances. If the executive is employed by the Company upon a change in control (as defined), or if, during the 180-day period before a change in control (the 'Pre-Change-in-Control Period'), the executive's employment is terminated by the executive for good reason (as defined) or the executive had his employment terminated by the Company without cause (as defined) or as a result of his death or disability (as defined), all performance-based stock awards and time-vested restricted stock awards then still subject to forfeiture will immediately vest upon the change in control. The restricted stock awards also provide that if the executive's employment with the Company is terminated prior to a change in control and not during a Pre-Change-in-Control Period by reason of his death or disability, at the time of such termination there shall vest (i) the unvested shares of stock then subject to time vesting, (ii) any earned unvested award for any completed performance period and, (iii) at the end of the applicable performance period, a pro-rata portion of any earned award for a performance period that has commenced but not yet ended on the date of such termination; and if the executive's employment is terminated by the Company without cause prior to a change in control and not during a Pre-Change-in-Control Period, there shall vest (i) any earned unvested award for any completed performance period, and (ii) at the end of the applicable performance period, a pro-rata portion of any earned award for a performance period that has commenced but not yet terminated on the date of such termination.

     The Company generally has analyzed the particular type of benefit or award and the rationale for granting such benefit or award in deciding whether it will seek to qualify the benefit or award as performance-based compensation under
Section 162(m) of the Code and expects to continue to do so in the future. Amounts awarded under the Annual Performance Plan, as well as the performance-based stock awards under the Stock Incentive Plan, are earned based on the achievement of performance targets determined by the Compensation Committee. It is intended that these performance-based awards will qualify for the 'performance-based compensation' exception under Section 162(m) of the Code.

STOCK OWNERSHIP

     In order to promote an ownership perspective on the part of the Company's executive officers and management employees and to link the return realized by management on their personal assets to the return realized by the Company's shareholders, the Board of Directors and the Compensation Committee established stock ownership guidelines (exclusive of the value of Common Stock which may be earned under the Stock Incentive Plan) for the 28 executive officers and senior management employees of the Company and its subsidiaries who hold restricted stock awards under the Stock Incentive Plan. These executive officers and senior managers are expected to achieve targeted ownership levels of Common Stock, ranging from a value of 75% of annual base salary to 300% of annual base salary, within a five-year period. This target would require holdings of Common Stock (in addition to Common Stock that may be earned under the Stock Incentive Plan) aggregating more than $10.8 million, based on 1997 base salary levels. As of March 20, 1998, the 28 executive officers and senior managers owned shares of Common Stock with a market value at such date in excess of $10.8 million (including shares purchased under the Salary and Bonus Deferral Plan but not restricted Common Stock). The Compensation Committee will review progress toward achievement of these ownership guidelines on an annual basis. The table below shows the market value of Common Stock owned by the members of the Company's Operations Committee (including members of their immediate family) as of March 20, 1998 (including shares purchased under the Salary and Bonus Deferral Plan but not restricted Common Stock), as a percentage of their 1997 base salaries, and the targeted ownership levels for these executives.

                                                         REQUIRED OWNERSHIP       MARKET VALUE OF
                                                            GOAL AS % OF         COMMON STOCK OWNED
                                                               SALARY              AS % OF SALARY
                                                         ------------------    ----------------------

William M. Landuyt....................................           300%                    431%
Robert E. Lee.........................................           300                     401
George H. Hempstead, III..............................           250                     314
John E. Lushefski.....................................           250                     253
George W. Robbins.....................................           250                     139
Peter P. Hanik........................................           150                     113
Richard A. Lamond.....................................            75                      87

     The Company also encourages ownership of Common Stock by employees generally and has established, in addition to a 401(k) plan that partially matches employee contributions with Common Stock, a Salary and Bonus Deferral Plan, an Employee Stock Purchase Plan and, for its U.K. employees, a Save As You Earn (SAYE) program.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The compensation of Mr. Landuyt, the Company's Chief Executive Officer, during 1997 was primarily based on the employment arrangements entered into with him prior to the Demerger, including his change-in-control agreement. See 'Executive Agreements,' below. As noted in 'Base Compensation' above, his base salary prior to the Demerger was $780,000. The Chief Executive Officer declined to be considered for any increase in his base compensation for calendar year 1997 because the Chief Executive Officer believed that any such increase should reflect an evaluation of his performance over a full twelve-month year.

     As a result of the Company's strong performance in 1997, as measured by the cash-flow/return-on-investment formula, Mr. Landuyt was credited with a bonus under the Annual Performance Plan of $2,121,600, equal to 2.72 times his 1997 salary. Mr. Landuyt elected to defer his entire 1997 bonus into Common Stock under the Company's Salary and Bonus Deferral Plan. As discussed under 'Annual Performance Plan,' above, $561,000 of this bonus is subject to forfeiture. Mr. Landuyt also received $159,574 in 1997 from Hanson, representing the final payout under a Hanson long-term deferred incentive plan.

     Mr. Landuyt received a performance-based stock award and a time-vested stock award under the Stock Incentive Plan shortly after the Demerger, as well as the potential to receive a cash bonus outside the plan if the Company's performance exceeds the value represented by the performance-based stock award. Under the Stock Ownership Guidelines, he was given in October 1996 a target of owning Common Stock within five years with a value equal to 300% of his base salary (exclusive of the value of Common Stock that may be earned under the Stock Incentive Plan). As of March 20, 1998, he owned (together with members of his immediate family) shares of Common Stock (including shares purchased under the Salary and Bonus Deferral Plan, some of which are subject to forfeiture, but excluding restricted Common Stock) with a market value equal to 431% of his 1997 base salary. The

Compensation Committee believes that these equity arrangements will create the desired mutuality of interest between the Chief Executive Officer and the Company's shareholders, as the ultimate reward to the Chief Executive Officer from these equity arrangements will be based upon the success of the Company.

                                          Respectfully submitted,

                                          WORLEY H. CLARK, JR., Chairman
                                          LORD GLENARTHUR
                                          DAVID J. P. MEACHIN

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Three non-employee directors, Messrs. Clark and Meachin and Lord Glenarthur, have comprised the Compensation Committee since the Demerger. Hanson Pacific Limited (a wholly owned subsidiary of Hanson), of which Lord Glenarthur was a non-executive Director until February 1998, has provided various advisory services to the Company since the Demerger.

COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the performance of the Company's Common Stock with the performance of the S&P 500 Index and the S&P Chemical Index over the period from October 2, 1996, when regular-way trading in the Common Stock commenced on the New York Stock Exchange, through December 31, 1997, the end of the Company's fiscal year. The graph assumes that $100 was invested on October 2, 1996, in each of the Company's Common Stock, the S&P 500 Index and the S&P Chemical Index, and that all dividends were reinvested. The stock performance shown in the graph is included in response to the SEC's requirements and is not intended to forecast or be indicative of future performance.


                             [PERFORMANCE GRAPH]

               Oct.  2, 1996*      100      100      100
               Dec. 31, 1996        78.4    103.48   107.28
               Dec. 31, 1997       106.78   125.68   143.03


* As indicated above, October 2, 1996, was the date regular-way trading commenced in the Common Stock after the Demerger.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the compensation for 1997, 1996 and 1995 of the individuals who were the Company's five most highly compensated executive officers in 1997, including Mr. Landuyt, the Chief Executive Officer, and Dr. Yocum, who retired as Chief Executive Officer of Millennium Petrochemicals Inc. on March 1, 1998. Prior to the Demerger, these individuals were compensated pursuant to Hanson's plans and policies. All references in the following table to stock options relate to awards of options to purchase Ordinary Shares of Hanson ('Hanson Ordinary Shares').

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                ---------------------------------      ALL OTHER
                                              ANNUAL                          SECURITIES              COMPENSATION
                                           COMPENSATION          RESTRICTED   UNDERLYING   LTIP    ------------------
      NAME AND PRINCIPAL              ----------------------       STOCK       OPTIONS    PAYOUTS      ALL OTHER
         POSITION (1)           YEAR  SALARY($)  BONUS($)(2)    AWARDS($)(3)    (#)(4)    ($)(5)   COMPENSATION($)(6)
------------------------------- ----  ---------  -----------    ------------  ----------  -------  ------------------

William M. Landuyt ............ 1997    780,000    2,121,600               0          0   159,574          25,181
  Chairman and Chief            1996    780,000      537,420      10,000,000          0    28,379          21,126
  Executive Officer             1995    676,218       99,000               0    194,048         0         228,403(7)

Robert E. Lee ................. 1997    490,000    1,332,800               0          0    65,891          25,590
  President and Chief           1996    490,000      612,500       7,000,000          0    62,272          18,836
  Executive Officer of          1995    416,250      243,750               0          0    59,228          12,281
  Millennium Inorganic
  Chemicals Inc.

George H. Hempstead, III        1997    365,000      744,600               0          0    68,434          19,457
  Senior Vice President-Law and 1996    340,000      318,750       5,000,000          0    64,675          19,153
  Administration and Secretary  1995    323,083      233,550               0          0    61,513          24,185

John E. Lushefski ............. 1997    322,000      656,800               0          0    27,398          22,107
  Senior Vice President         1996    310,000      322,107       5,000,000          0    25,893          20,546
  and Chief Financial           1995    275,417      191,783               0          0    24,627          96,226(7)
  Officer

Ronald H. Yocum ............... 1997    430,000      980,382               0          0    55,560       9,144,457(8)
  Retired President and         1996    410,000       50,958       5,000,000          0    52,510          11,700
  Chief Executive Officer of    1995    391,250      512,050(9)            0          0    49,949          11,700
  Millennium Petrochemicals
  Inc.

------------

(1) Prior to the Demerger, Messrs. Landuyt, Lee, Hempstead and Lushefski and Dr. Yocum held positions with Hanson.

(2) The 1997 bonus amounts shown in this column for Messrs. Landuyt, Lee, Hempstead and Lushefski include bonus awards credited under the Annual Performance Plan of $561,600, $352,800, $197,100 and $173,880, respectively, that are subject to forfeiture as described in the 'Compensation Committee Report on Executive Compensation -- Annual Bonus Plan.' In addition, prior to the Demerger, bonuses were awarded based on Hanson's fiscal year, which ended on September 30. Accordingly, the 1995 and 1996 bonus amounts shown in this column include the bonuses earned in the twelve-month periods ended September 30, 1995, and 1996, respectively. The amounts shown in this column for 1996 also include bonuses earned for the three-month stub period between the Demerger and December 31, 1996, of $195,000, $122,500, $63,750, $58,125
    and $50,958 for Messrs. Landuyt, Lee, Hempstead and Lushefski and Dr. Yocum, respectively.

(3) The number of shares of restricted stock awarded during 1996 under the Stock Incentive Plan was as follows: Mr. Landuyt -- 448,053, of which 336,040 are subject to the attainment of performance goals and the remainder of which are subject to time vesting; Mr. Lee -- 313,637, of which 235,228 are subject to the attainment of performance goals and the remainder of which are subject to time vesting; and for each of Mr. Hempstead and Mr.
    Lushefski -- 224,026, of which 168,020 are subject to the attainment of performance goals and the remainder of which are subject to time vesting. At December 31, 1997, the fair market value of these restricted stock awards was as follows: Mr.

                                              (footnotes continued on next page)

(footnotes continued from previous page)
    Landuyt -- $10,529,245; Mr. Lee -- $7,370,470; and for each of Mr. Hempstead and Mr. Lushefski -- $5,264,611. Dividends accrue on these restricted stock awards from the date of grant and will be paid, to the extent such restricted shares are earned, as and when the underlying shares are distributed to the executives upon the lapse of the restrictions relating thereto. Dr. Yocum was awarded 224,026 shares of restricted stock in 1996. Dr. Yocum's restricted stock vested on December 1, 1997, as required by the terms of the Stock Incentive Plan and his restricted stock award, as a result of the closing on such date of the Equistar joint venture. At December 1, 1997, these shares had a fair market value of $5,250,609. In addition, $85,689.95 in dividends (plus a 15% foreign tax credit) had accrued thereon and were paid to Dr. Yocum, as required by the Stock Incentive Plan.

(4) As a result of the Demerger, all Hanson options held by executive officers and other employees of the Company and its subsidiaries on October 1, 1996, immediately vested on that date and became exercisable for Hanson Ordinary Shares until the later of October 1, 1997, and the date which is 42 months from the respective date of grant. The amount shown reflects the adjustments made in connection with Hanson's demerger of U.S. Industries, Inc. on May 31, 1995, the Demerger and the demerger of Hanson's tobacco business on October 1, 1996, and the demerger of Hanson's energy business (the 'Energy Demerger') and the 1-for-8 consolidation of Hanson Ordinary Shares on February 24, 1997.

(5) Prior to the Demerger, Mr. Landuyt was a participant in a Hanson long-term deferred incentive plan. At the Demerger he was entitled to receive `L'48,026 (approximately $75,113 at the Noon Buying Rate on October 1, 1996) under such plan. Subsequent to the Demerger, Hanson credited Mr. Landuyt with an additional `L'66,593 ($104,152) award in respect of his 1996 fiscal-year bonus in connection with the February 1997 Energy Demerger. Accordingly, Mr. Landuyt received `L'17,193 ($28,379) in December 1996 as a normal distribution under the plan and `L'97,426 ($159,574) shortly following such termination. Amounts shown in this column for Messrs. Lee, Hempstead and Lushefski and Dr. Yocum represent payments in each of 1995, 1996 and 1997 of one-third of the account balances under the Hanson Industries 1993 Long-Term Incentive Plan, which was terminated with regard to future grants as of September 30, 1995. In addition, in 1997, Messrs. Lee, Hempstead and Lushefski and Dr. Yocum were credited with awards of $294,000, $153,000, $139,500 and $184,500, respectively, under the Hanson
    LTIP. Mr. Landuyt did not participate in the Hanson LTIP. The Hanson LTIP awards credited to Messrs. Lee, Hempstead and Lushefski are subject to forfeiture as described in 'Compensation Committee's Report on Executive Compensation -- Hanson Industries 1996 Long Term Incentive Plan.' The Hanson LTIP award credited to Dr. Yocum was paid in February 1998. Accordingly, as none of the Hanson LTIP awards were paid in 1997, they are not included in the amounts shown as 'LTIP Payouts' in this column.

(6) The amounts shown in this column include the matching employer contributions made under the Company's defined contribution plans for each of Messrs. Landuyt, Lee, Hempstead and Lushefski and Dr. Yocum of $4,750 in 1997, $4,500 in 1996 and $4,500 in 1995. Such contributions, prior to the Demerger, were invested in Hanson American Depositary Shares ('Hanson ADSs') pursuant to the terms of such plan. Subsequent to the Demerger, all matching employer contributions have been invested in Common Stock. The amounts shown in this column also include the dollar value of insurance premiums paid by or on behalf of the employer with respect to disability insurance benefits and automobile usage fees. Excluded are certain health, medical and other non-cash benefits provided to the individuals named above that are available generally to all salaried employees.

(7) Included in the total are amounts representing reimbursement of expenses (including income tax reimbursement payments) incurred in connection with relocation. In the case of Mr. Landuyt, the amount is $213,886 relating to his relocation from the UK, where he served as Hanson's Finance Director, to New Jersey. In the case of Mr. Lushefski, the amount is $83,057 relating to his

                                              (footnotes continued on next page)

(footnotes continued from previous page) relocation from St. Louis, Missouri, where he served as Chief Financial Officer of Peabody Holding Company Inc., a former subsidiary of Hanson, to New Jersey.

(8) As a result of the December 1, 1997, closing of the Equistar joint venture transaction, Dr. Yocum received, pursuant to the change in control provisions of his executive agreement, a severance payment of $4,260,396 and is entitled to receive enhanced pension and health care benefits valued at $497,714 (plus excise tax payments and related income tax reimbursement of $4,376,718).

(9) The 1995 bonus amount shown in this column for Dr. Yocum includes $38,500 paid in December 1996, $38,500 paid in December 1997 and $127,500 paid in February 1998.

HANSON OPTION EXERCISES IN 1997

     The following table sets forth the number of Hanson Ordinary Shares covered by stock options issued by Hanson and held on December 31, 1997, by each of the individuals named in the Summary Compensation Table. As a result of the Demerger, all such options are exercisable.

                   AGGREGATED HANSON OPTION EXERCISES IN 1997
                       AND YEAR END HANSON OPTION VALUES

                                   SHARES ACQUIRED                   NUMBER OF SECURITIES (1)    VALUE OF UNEXERCISED
                                     ON EXERCISE         VALUE        UNDERLYING UNEXERCISED     IN THE MONEY OPTIONS
                                       (#)(1)         REALIZED ($)     OPTIONS AT YEAR-END         AT YEAR-END ($)
                                  -----------------   ------------  --------------------------   --------------------
William M. Landuyt..............       120,295             115,995            278,865                          0
Robert E. Lee...................        55,434              28,655             97,568                          0
George H. Hempstead, III........             0                   0                  0                          0
John E. Lushefski...............        36,587              17,287             21,065                          0
Ronald H. Yocum.................             0                   0            425,414                    106,851

------------

(1) Adjusted to reflect Hanson's demerger of U.S. Industries, Inc., the Demerger, the Energy Demerger, the demerger of Hanson's tobacco business and the 1-for-8 consolidation of Hanson's Ordinary Shares. Of the options held by Dr. Yocum, 342,200 were issued by Quantum Chemical Corporation prior to its acquisition by Hanson and became exercisable into Hanson ADSs as a result of such acquisition.

RETIREMENT PLANS

     Each of the Company's operating subsidiaries presently sponsors its own pension benefit plans. Substantially all full-time United States non-union employees of the Company and its subsidiaries who are at least 21 years old and have completed one year of service with the Company or certain of the Company's subsidiaries are eligible to participate in their respective retirement plans. Employees will become vested in their benefit under the retirement plans after five years of service. Normal retirement typically will be the later of age 65 or five years of service; however, employees who work beyond their normal retirement age will continue to accrue benefits.

     The following tables set forth the annual benefits upon retirement at age 65, without regard to statutory maximums, for various combinations of final average earnings and lengths of service which would be payable to the individuals named in the Summary Compensation Table under the respective plans in which they participate assuming they retired in 1997 at the age of 65.

Millennium Chemicals Inc. Corporate Retirement Plans

     The following table shows the estimated annual retirement benefits that would be payable to Messrs. Landuyt, Lee, Hempstead and Lushefski under the Company's Corporate Retirement Plan (the 'Corporate Retirement Plan') and the Company's Corporate Supplemental Executive Retirement Plan (the 'Corporate SERP' and, collectively, with the Corporate Retirement Plan, the 'Corporate Plans').

Messrs. Landuyt, Lee, Hempstead and Lushefski have 15, 16, 16, and 13 years of Credited Service, respectively, under the Corporate Plans.

                   MILLENNIUM CHEMICALS INC. CORPORATE PLANS

                                                            ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE
                                                                              SHOWN(2)
                                                         ---------------------------------------------------
                     FINAL 5-YEAR                                     10         15         20         25
                 AVERAGE EARNINGS(1)                     5 YEARS     YEARS      YEARS      YEARS      YEARS
------------------------------------------------------   -------    -------    -------    -------    -------

$  100,000............................................    13,334     26,668     22,500     45,000     45,000
$  200,000............................................    26,668     53,336     45,000     90,000     90,000
$  300,000............................................    40,002     80,004     67,500    135,000    135,000
$  400,000............................................    53,336    106,672     90,000    180,000    180,000
$  500,000............................................    66,670    133,340    112,500    225,000    225,000
$  600,000............................................    80,004    160,008    135,000    270,000    270,000
$  700,000............................................    93,338    186,676    157,500    315,000    315,000
$  800,000............................................   106,672    213,344    180,000    360,000    360,000
$  900,000............................................   120,006    240,012    202,500    405,000    405,000
$1,000,000............................................   133,340    266,680    225,000    450,000    450,000
$1,100,000............................................   146,674    293,348    247,500    495,000    495,000
$1,200,000............................................   160,008    320,016    270,000    540,000    540,000
$1,300,000............................................   173,342    346,684    292,500    585,000    585,000
$1,400,000............................................   186,676    373,352    315,000    630,000    630,000
$1,500,000............................................   200,010    400,020    337,500    675,000    675,000

------------

(1) Final Average Earnings under the Corporate Retirement Plan includes base salary only. Final Average Earnings under the Corporate SERP includes base salary and bonus earned under the Annual Performance Plan.

(2) Annual Benefits are computed on the basis of straight-life annuity amounts. The pension benefit under the Corporate Retirement Plan is calculated as follows: (a) plus (b) multiplied by (c), where (a) is Final Average Earnings times 1.95%; (b) is that portion of Final Average Earnings in excess of Social Security Covered Compensation times .65%; and (c) is years of Credited Service to a maximum of 25 (the 'Corporate Retirement Plan formula'). Annual benefits under the Corporate SERP are calculated as follows: (a) minus (b) multiplied by (c), where (a) is Final Average Earnings times 2.67%; (b) is the Social Security Benefit times 2%; and (c) is years of Credited Service to a maximum of 25, provided, however, that the benefit payable under the Corporate SERP shall not exceed 45% of Final Average Earnings. The Corporate SERP benefit is calculated without regard to the limitations set forth in Sections 415 and 401(a)(17) of the Code (the 'Corporate SERP formula'). The net Corporate SERP benefit is the difference between the benefits calculated under the Corporate Retirement Plan formula and the Corporate SERP formula. The Social Security offset is not reflected in the above table. All capitalized terms used in this paragraph and not otherwise defined have the meanings ascribed to them as in the relevant Corporate Plan documents.

Millennium Petrochemicals Inc. Retirement Plans

     The following table shows the estimated annual retirement benefits that would be payable to Dr. Yocum under the Millennium Petrochemicals Inc. Salaried Employees' Retirement Plan (the 'MPI Plan') and the Millennium Petrochemicals Inc. Supplemental Executive Retirement Plan (the 'MPI SERP'). Dr. Yocum has
15.75 years of Credited Service under the MPI Plan and MPI SERP.

                      MILLENNIUM PETROCHEMICALS INC. PLANS

                                           ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(2)
                                 -------------------------------------------------------------------------
         FINAL 5-YEAR                         10         15         20         25         30         35
     AVERAGE EARNINGS(1)         5 YEARS     YEARS      YEARS      YEARS      YEARS      YEARS      YEARS
------------------------------   -------    -------    -------    -------    -------    -------    -------

$  100,000....................     8,109     16,218     24,327     32,436     40,545     45,000     45,000
$  200,000....................    16,859     33,718     50,577     67,436     84,295     90,000     90,000
$  300,000....................    25,609     51,218     76,827    102,436    128,045    135,000    135,000
$  400,000....................    34,359     68,718    103,077    137,436    171,795    180,000    180,000
$  500,000....................    43,109     86,218    129,327    172,436    215,545    225,000    225,000
$  600,000....................    51,859    103,718    155,577    207,436    259,295    270,000    270,000
$  700,000....................    60,609    121,218    181,827    242,436    303,045    315,000    315,000
$  800,000....................    69,359    138,718    208,077    277,436    346,795    360,000    360,000
$  900,000....................    78,109    156,218    234,327    312,436    390,545    405,000    405,000
$1,000,000....................    86,859    173,718    260,577    347,436    434,295    450,000    450,000
$1,100,000....................    95,609    191,218    286,827    382,436    478,045    495,000    495,000
$1,200,000....................   104,359    208,718    313,077    417,436    521,795    540,000    540,000
$1,300,000....................   113,109    226,218    339,327    452,436    565,545    585,000    585,000
$1,400,000....................   121,859    243,718    365,577    487,436    609,295    630,000    630,000
$1,500,000....................   130,609    261,218    391,827    522,436    653,045    675,000    675,000

------------

(1) Final Average Earnings under the MPI Plan includes base salary only. Final Average Earnings under the MPI SERP includes base salary and bonus earned under the Annual Performance Plan.

(2) Annual benefits are computed on the basis of straight-life annuity amounts. The pension benefit under the MPI Plan is calculated as follows: (a) plus
    (b) multiplied by (c), where (a) is 1.4% of Final Average Earnings not in excess of 125% of covered compensation; (b) is 1.5% of Final Average Earnings in excess of 125% of covered compensation; and (c) is years of credited service to a maximum of 35 (the 'MPI Plan formula'). Annual benefits under the MPI SERP are calculated in the same manner as the MPI Plan formula except it includes benefits that would otherwise exceed the maximums provided under Section 415 and 401(a)(17) of the Code (the 'MPI SERP formula'), provided, however, that the benefit payable under the MPI SERP shall not exceed 45% of Final Average Earnings. The net MPI SERP benefit is the difference between the benefits calculated under the MPI Plan formula and the MPI SERP formula. The Social Security offset is not reflected in the above table. All capitalized terms used in this paragraph and not otherwise defined have the meanings ascribed to them in the relevant MPI Plan and MPI SERP documents.

EXECUTIVE AGREEMENTS

     The following is a summary of the change-in-control agreements (the 'Agreements') that are in effect between each of the individuals named in the Summary Compensation Table (other than Dr. Yocum, who has retired from the Company) and 5 other executive officers of the Company or a Company subsidiary, on the one hand, and the Company or the Company subsidiary by which each such executive officer is employed (the 'Employer'), on the other hand. Subject to certain surviving rights, the Agreements will terminate on September 30, 2002, provided, that if a Change-in-Control (as defined below) has taken place prior to termination of the Agreements, the Agreements shall continue in full force and effect during the two-year period after a Change-in-Control (the 'Post-Change-in-Control Period'). In addition to providing rights upon a Change-in-Control, the Agreements provide the executives certain rights of indemnification.

     A 'Change-in-Control' is defined in the Agreements as (i) any person (subject to certain exceptions) becoming the 'beneficial owner' (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's outstanding securities; (ii) during any period of two (2) consecutive years (not including any period prior to the consummation of the Demerger), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company) whose election by the Board of Directors of the Company or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company; (iii) the merger or consolidation of the Company with any other corporation (subject to certain exceptions); (iv) approval by the Company's shareholders of a plan of complete liquidation of the Company or the sale of all or substantially all of the Company's assets (subject to certain exceptions); or (v) in the case of executives who are employed by an operating subsidiary of the Company, (x) any person (subject to certain exceptions) becoming the 'beneficial owner' (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the subsidiary representing more than 50% of the combined voting power of its outstanding securities, or (y) the sale of all or substantially all of the assets of such subsidiary (subject to certain exceptions).

     The Agreements provide that if during the 180-day period prior to a Change-in-Control (the 'Pre-Change-in-Control Period') or the Post-Change-in-Control Period (collectively with the Pre-Change-in-Control Period, the 'Change-in-Control Protection Period'), (i) the executive terminates his or her employment for Good Reason (as defined below); (ii) a Change-in-Control occurs and during the Post-Change-in-Control Period the executive, subject to a required 180-day period of continued employment, in certain circumstances, terminates his or her employment for any reason (including death); (iii) the executive's employment is terminated by his or her Employer without Cause or due to disability during the Change-in-Control Protection Period; or (iv) the executive's employment is terminated by his or her Employer at or after the age of 65 (in certain circumstances) during the Post-Change-in-Control Period, the executive (or, if applicable, the executive's legal representative) shall be entitled to receive (w) in a lump sum within five days after such termination (or, if within the Pre-Change-in-Control Period, within five days after the Change-in-Control) (1) three times the highest annualized base salary paid within 180 days prior to such termination (provided that if the termination is based on disability, such payment shall be offset by the projected disability benefits to be paid by the Employer or by Employer-provided insurance), and (2) three times the highest annual bonus paid or payable to the executive for any of the previous three completed fiscal years by the Employer (with the bonus for any years prior to the date of the Demerger being deemed to equal the executive's maximum bonus target); (x) three years of additional service and compensation credit for pension purposes; (y) three years of the maximum Employer contribution under any type of qualified or non-qualified defined contribution plan; and (z) provision for the executive's and his dependents' health coverage for three years. In addition, if the payment to the executive under the Agreements, together with certain other amounts paid to the executive, exceeds certain threshold amounts and results from a change in ownership as defined in Section 280G(b)(2) of the Code, the Agreements provide that the executive will receive an additional amount to cover the federal excise tax and any interest, penalties or additions to tax with respect thereto on a 'grossed-up' basis.

     In the Agreements, 'Cause' is defined as the executive's (i) willful misconduct with regard to the Employer or its affiliates which has a material adverse effect in the aggregate on the Employer and its affiliates taken as a whole; (ii) refusal to follow the proper written direction of the Board of Directors of the Employer provided that the executive does not believe in good faith that such direction is illegal, unethical or immoral and promptly notifies the appropriate board; (iii) conviction for a felony (subject to certain exceptions); (iv) breach of any fiduciary duty owed to the Employer or its affiliates which has a material adverse effect on the Company and its affiliates taken as a whole; or (v) material fraud with regard to the Employer or its affiliates. 'Good Reason' is defined (subject to certain exceptions) as (i) a material diminution in the executive's position, duties or responsibilities from the executive's highest position held during the Pre-Change-in-Control Period or the assignment of duties or responsibilities inconsistent with such position;
(ii) removal from or the failure of the executive to be re-elected to any of his positions as an officer with the Employer; (iii) relocation of the principal United States executive offices of the Employer to a location more than 25 miles from where they are located at the time of a Change-in-Control or a relocation by the Employer of executive's principal office away from such principal United States offices; (iv) if a director during the Pre-Change-in-Control Period, the executive's removal or failure to be re-elected to the Company's Board of Directors; (v) a failure to continue the executive as a participant in, or to continue, any bonus program in which the executive was entitled to participate within the Pre-Change-in-Control Period;
(vi) any material breach by a party other than the executive of any provision of the Agreement; (vii) a reduction by the Employer of executive's rate of annual base salary within 180 days prior to a Change-in-Control; or (viii) failure by any successor to the Employer to assume the Agreement.

     The Agreements do not apply to a termination of employment outside of the Change-in-Control Protection Period. The Company subsidiaries presently maintain customary severance policies applicable to their respective employees.

     In addition to the Agreements, approximately 26 executive officers and management employees of the Company and its subsidiaries have agreements with their respective employers which provide severance protection upon a Change-in-Control substantially similar to that provided by the Agreements, except that (i) amounts payable and benefits provided will be determined by a multiple of two rather than three and the payments thereunder will be subject to the limitations of Section 280G(b)(2) of the Code; (ii) the definitions of 'Cause' and 'Good Reason' in certain instances will have differences that afford the Employer broader rights; and (iii) the rights of the executive upon a Change-in-Control will in certain instances be less.

     Because the Equistar transaction constituted a Change-in-Control of Millennium Petrochemicals under the Millennium Petrochemicals executive agreements, two Millennium Petrochemicals executives received, shortly after the Equistar closing, replacement agreements with provisions similar to those in the Agreements except that such agreements have termination dates of September 30, 1999 and provide severance protection even in the absence of a subsequent Change-in-Control if the executive is terminated by Millennium Petrochemicals without Cause. Certain other management employees at Millennium Petrochemicals have replacement agreements similar to those described in the immediately preceding paragraph except that they provide severance protection even in the absence of a subsequent Change-in-Control.

     In addition to the change-in-control provisions under the executive agreements described above, the Stock Incentive Plan and the agreements pursuant to which restricted stock and options have been awarded under the Stock Incentive Plan provide that upon a Change-in-Control of the Company or the Employer, as applicable, restricted stock and options will vest immediately. In addition, the restricted stock held by any employee who is terminated by his Employer without cause (as defined) or due to his disability or death or who terminates his employment for good reason (as defined) within six months prior to a Change-in-Control, will also vest upon the Change-in-Control. Finally, all credited incentive awards that are deferred and subject to forfeiture pursuant to the terms of the Annual Performance Plan, the Hanson LTIP and the Company's 1997 Long Term Incentive Plan will become vested and payable upon a change in control (as defined) of the Company or the Employer, as applicable.

                                 OTHER MATTERS

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16 of the Exchange Act ('Section 16') requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by the Company's directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each director or executive officer who failed to file any required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports were filed on a timely basis for 1997, except that James A. Lofredo, an executive officer of the Company, inadvertantly reported two transactions late. Mr. Lofredo purchased 550 shares of Common Stock on August 30, 1997. His wife purchased 700 shares on July 30, 1997. Mr. Lofredo reported such purchases to the SEC on Form 4 on September 30, 1997.

     As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Under the rules of the SEC, any proposal of a shareholder submitted for inclusion in the Company's proxy statement for the 1999 Annual Meeting must be received by the Company by December 10, 1998, to be considered. Proposals should be addressed to George H. Hempstead, III, Secretary, Millennium Chemicals Inc., 230 Half Mile Road, P.O. Box 7015, Red Bank, New Jersey 07701.

                             ADDITIONAL INFORMATION

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock. The Company has retained Georgeson & Company Inc. to assist in its solicitation of proxies from shareholders at a cost of $9,500, plus reimbursement of expenses.

     THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS, IS ENCLOSED HEREWITH. THE COMPANY WILL FURNISH THE COMPANY'S ANNUAL REPORT ON FORM 10-K OR ANY EXHIBIT TO SUCH ANNUAL REPORT ON FORM 10-K BY REQUEST BY A SHAREHOLDER DIRECTED TO INVESTOR RELATIONS, MILLENNIUM CHEMICALS INC., 230 HALF MILE ROAD, P.O. BOX 7015, RED BANK, NEW JERSEY 07701, FOR A FEE LIMITED TO THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS.


                                          By Order of the Board of Directors,

                                          GEORGE H. HEMPSTEAD, III
                                          Secretary

                           MILLENNIUM CHEMICALS INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                            MAY 15, 1998, 10:00 A.M.



                                      [AREA MAP]



                 SHERATON EATONTOWN HOTEL AND CONFERENCE CENTER
                       ROUTE 35 AND 6 INDUSTRIAL WAY EAST
                             EATONTOWN, NEW JERSEY
                             PHONE: (732) 542-6500




FROM PHILADELPHIA

     Take the Ben Franklin Bridge to Route 38 East to NJ Turnpike North to 195 East (Exit 7A) to Garden State Parkway North to Exit 105 to Route 36 East. Proceed through three traffic lights and bear off to the right at the sign for Route 35 South (Asbury Park/Seaside Heights). Proceed through one light. Bear off to the right before the second light (Industrial Way). Make left onto Industrial Way and go through the light. Hotel is on the corner.

FROM NEWARK AIRPORT AND NEW YORK

     Take the New Jersey Turnpike South to Exit 11. Proceed on the Garden State Parkway South to Exit 105, which puts you directly onto Route 36 East. Proceed through three traffic lights and bear off to the right at the sign for Route 35 South (Asbury Park/Seaside Heights). Proceed through one light. Bear off to the right before the second light (Industrial Way). Make left onto Industrial Way and go through the light. Hotel is on the corner.

                                  APPENDIX I

PROXY

                            MILLENIUM CHEMICALS INC.
                            PROXY/AUTHORIZATION CARD
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                  THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1998

The undersigned hereby constitutes and appoints William M. Landuyt, John E. Lushefski and George H. Hempstead, III, and each of them, true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of MILLENNIUM CHEMICALS INC. to be held at the Sheraton Eatontown Hotel and Conference Center, Route 35 & 6 Industrial Way East, Eatontown, New Jersey, and at any adjournments thereof, and, in their discretion, on all such other matters as may properly come before said meeting.

1. Election of three directors. Nominees for directors are: (1) Worley H. Clark, Jr., (2) Lord Glenarthur and (3) Robert E. Lee.

2. Ratification of the appointment of Price Waterhouse LLP as independent accountants.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE BY TELEPHONE, AS DESCRIBED ON THE REVERSE SIDE, OR SIGN AND RETURN THIS CARD.

As described on page one of the Proxy Statement, this Proxy/Authorization Card also provides voting instructions for shares held for the account of the undersigned in certain employee savings and stock ownership plans. The Trustee for the relevant plan will vote the undersigned's shares as directed, provided voting instructions are properly received by 3:00 pm (East Coast time) on May 12, 1998.

                                                                     SEE REVERSE
                                                                            SIDE

--------------------------------------------------------------------------------

        FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL






                            MILLENNIUM CHEMICALS INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 15, 1998
                                   10:00 A.M.

                          THE SHERATON EATONTOWN HOTEL
                              AND CONFERENCE CENTER
                        ROUTE 35 & 6 INDUSTRIAL WAY EAST
                              EATONTOWN, NEW JERSEY

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                          DIRECTORS AND FOR PROPOSAL 2.

1. Election                   FOR                 WITHHELD
   of Directors.              [ ]                    [ ]
   (see reverse)

For, except vote withheld from the following nominee(s):

_______________________________________________________


2. Approval of                FOR     AGAINST     ABSTAIN
   independent                [ ]       [ ]         [ ]
   accountants.


Discontinue Annual
Report Mailings for this
Account                       [ ]



SIGNATURE(S)_________________________________ DATE_____

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

       FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL


                            MILLENNIUM CHEMICALS INC.
                                VOTE BY TELEPHONE
                                  Quick & Easy

Millennium Chemicals Inc. encourages you to take advantage of a new cost-effective and convenient way to vote your shares--by telephone. This eliminates the need to return your Proxy/Authorization Card. You may vote by telephone 24 hours a day, 7 days a week. To access the telephone voting system, you must use a touch-tone telephone and follow the instructions below:

     Shareholders calling from the United States, Canada, Puerto Rico and the U.S. Virgin Islands may dial toll-free 1-800-652-8683 (1-800-OK2-VOTE). If you call from other locations, you may dial 201-324-0377, and you will bear the normal cost of international telephone access charges to use the telephone voting service.

     When requested, enter the last 4 digits of your U.S. Social Security Number (if you have one) and your Voter Control Number printed in the box above, just below the perforation. If you do not have a U.S. Social Security Number, you can enter your Voter Control Number only.

     The instructions will lead you through the simple voting process.

TELEPHONE VOTING PROVIDES THE SAME AUTHORIZATION TO VOTE YOUR SHARES AS IF YOU MARKED, SIGNED, DATED AND RETURNED YOUR PROXY/AUTHORIZATION CARD. IF YOU VOTE BY TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY/AUTHORIZATION CARD.

                              THANK YOU FOR VOTING.



                           STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as......................'r'
The British pound sterling sign shall be expressed as......................'L'